Exhibit 3.4

ROSS MILLER

Secretary of State

204 North Carson Street, Suite 1

Carson City, Nevada 89701-4250

(775) 684-5708

Website: www.nvsos.gov

Certificate of Amendment	Filed in the office of /s/ Ross Miller Ross Miller	Document Number 20090802638-08
(PURSUANT TO NRS 78.835 and 78.390)
Filing Date and Time
11/19/2009 8:00 AM
Entity Number
E0933612006-1

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1. Name of corporation: ELEVATED CONCEPTS, INC.

2. The articles have been amended as follows: (provide article numbers, if available)

First. The name of the Corporation is BLOGGERWAVE INC.

Fourth. The total number of stock authorized that may be issued by the Corporation is two hundred million

(200,000,000) shares of Common stock with a par value of one tenth of one cent ($0.001) per share and no other class of stock shall be authorized. Said shares may be issued by the corporation from time to time for such considerations as may be fixed by the Board of Directors.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be require in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 7,500,000 (62%)

4. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X Ulrik Svane Thomsen

Signature of officer Ulrik S. Thomsen, President

*If any proposed amendment would alter of change any preference or any relative or other right given to any class or series of

Outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required of The holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to Limitations or restrictions on the voting power thereof.

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IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After Revised: 3-6-09

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